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[LITTON CORPORATE LOGO]




                                                           FOR IMMEDIATE RELEASE

LITTON AND SPERRY MARINE
AMEND ACQUISITION TERMS

         WOODLAND HILLS, CA, May 7 -- Litton Industries, Inc., and an investment partnership led by J.F. Lehman & Company have amended the terms of the transaction by which Litton will acquire Sperry Marine, Inc. Under the new agreement, Litton will pay approximately $158 million in cash. The initial agreement contemplated an equivalent purchase price, a portion of which would have been paid by the issuance of approximately 2.2 million shares of Litton common stock to the seller.

                  John M. Leonis, Litton's chairman and chief executive officer, said, "We are pleased to utilize cash for this transaction instead of issuing additional stock, and we are enthusiastic about the new capabilities and growth opportunities that Sperry Marine brings to Litton."

         Located in Charlottesville, Virginia, Sperry Marine is a worldwide leader in providing advanced electronic navigation and guidance systems to commercial and military customers for marine and aircraft applications. Operations will continue to be located in Charlottesville after the acquisition by Litton.

                  Litton is a leader in worldwide technology markets for advanced electronic and defense systems, and is a major designer and builder of surface combat ships for the U.S. Navy and allied nations.

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5/7/96                                                                     4404

For information call:      Kathleen Wailes (818) 598-2026